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                                                                     EXHIBIT 8.1

               TAX OPINION OF MILBANK, TWEED, HADLEY & MCCLOY LLP

                                November 12, 1999

Inamed Corporation
5540 Ekwill Street, Suite D
Santa Barbara, CA  93111

Ladies and Gentlemen:

        You have requested our opinion regarding certain United States tax considerations in connection with the offering of common stock, par value $0.01 per share, of Inamed Corporation, a Delaware corporation, pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on Form S-3.

        In our opinion, the discussion in the prospectus forming part of the Registration Statement (the "Prospectus") under the heading "U.S. Tax Considerations Applicable to Non-U.S. Holders of the Common Stock," to the extent it states matters of law or legal conclusions and subject to the qualifications and limitations contained therein, describes the principal United States federal income tax consequences that are likely to be material to a beneficial owner of the common stock, and are incorporated and adopted herein as our opinion.

        We express no opinion in respect of those matters governed by or construed in accordance with the law of any jurisdiction other than the federal income tax laws of the United States of America.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein, without thereby admitting that we are "experts" under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder for the purposes of any part of the Registration Statement.

                                         Very truly yours,

                                         /s/ Milbank, Tweed, Hadley & McCloy LLP

                                         MILBANK, TWEED, HADLEY & MCCLOY LLP

BK/ABP